Exhibit 99.1

2005-5

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON FIRST QUARTER EARNINGS PER SHARE $0.53 VS. $0.31 LAST YEAR

•	Free cash flow generation continues to be strong

•	2005 earnings expectations raised

•	Orders reach record levels through combination of organic growth and acquisitions

HOUSTON (April 25, 2005) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $28.6 million, or $0.53 per share, for the quarter ended March 31, 2005, exceeding the Company’s earlier guidance of $0.35 to $0.40 per share and comparing favorably with net income of $17.3 million, or $0.31 per share, for the first quarter of 2004. Total revenues were $547.9 million for the quarter, up 18 percent from 2004’s $462.5 million, while income before income taxes was $42.1 million, up 73 percent from $24.3 million a year ago.

Revenues, earnings post improvement over year-ago levels; orders up in all business lines

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson noted that the Company’s total revenues and income before income taxes were up significantly from the first quarter of 2004, and that the pace of market activity continued to drive new orders in the quarter.

     “All three business segments had strong order intake and revenue growth compared with the first quarter of last year, and benefited from solid North American rig activity, as well as strong international markets,” Erikson said. “Further, Cooper Cameron Valves’ (CCV) integration efforts related to the fourth quarter 2004 acquisition of several valve manufacturing businesses are progressing as expected, and that process should be essentially completed by the end of the second quarter.” He noted that while some of the year-over-year gains in orders at Cameron and CCV reflect acquisitions made during 2004, the Company still posted solid increases in orders exclusive of the acquisition impacts. Erikson also said that price increases implemented last year and early in the first quarter of this year offset, in most of the Company’s businesses, the continuing impact of higher raw material costs on the Company’s manufacturing operations.

Strong free cash flow generation continues

     Erikson said that the Company generated approximately $41.5 million of free cash flow (net cash provided by operating activities less capital expenditures) during the first quarter. “This is a result of profitable operations and careful management of capital investment and working capital, and indicates that we are on track to repeat our solid cash generation performance of last year,” he said. Erikson noted that the Company’s free cash flow during 2004 was more than $140 million, helping fund several acquisitions and stock repurchases. “We place great emphasis on cash generation as a primary performance measure for our businesses, and we will continue to look for opportunities to redeploy cash in accretive acquisitions and on stock repurchases.”

Cameron’s year-over-year earnings gain reflects market activity

     Cameron’s revenues were down slightly from the fourth quarter, but up approximately ten percent from first quarter 2004. Erikson noted that strong markets in several of Cameron’s businesses contributed to improved margins, generating a meaningful increase in earnings, although margins were negatively impacted by some low-margin orders acquired in the acquisition of Petreco. “We continue to work off some business in Petreco’s backlog that carries relatively low margins,” he said, “and we expect Cameron’s profitability to improve steadily for the balance of the year.”

Acquisition drives Cooper Cameron Valves (CCV) revenue gains

     CCV’s revenues were up both sequentially and year-over-year as a result of the fourth quarter acquisition of several valve manufacturing businesses, and margins were also higher in both comparisons. Erikson said the significant profitability improvement was a result of continued strength in both the distributed and engineered valve product lines and CCV’s effective integration of the acquired businesses with the Company’s existing operations.

Cooper Compression revenues up from prior year, margins decline

     Cooper Compression’s revenues were down sequentially, as is typical in each year’s first quarter, but were about 11 percent higher than in the first quarter of 2004. Margins were lower than year-ago levels due to higher material costs that have not yet been offset by price increases announced during the quarter, Erikson noted. “However, orders in both the gas and air compression markets have been very strong, and we expect to see improvement in Compression’s margins through the rest of 2005,” he said.

Orders reach record levels, backlog increases again

     Orders received during the first quarter of 2005 in all three business segments exceeded the levels achieved in the first quarter of 2004, as total orders reached $680 million, up more than 60 percent from the $420 million of a year ago. “While orders at CCV, and to a lesser extent at Cameron, were boosted by acquisitions made during 2004,” Erikson said, “each of those divisions generated strong year-over-year gains in orders separate from the acquisition impacts. Cameron’s order growth came without the benefit of any large subsea projects; CCV’s $151 million in orders were the highest in its history; and Cooper Compression’s orders were its highest in more than five years.” He noted that Cameron continues to benefit from an active worldwide rig count and saw year-over-year increases in orders in the drilling, surface, subsea and aftermarket businesses.

     The strong order flow drove another increase in the Company’s backlog. The $1.13 billion total at March 31, 2005 was 13 percent higher than the year-end 2004 level of $1.00 billion, and was up more than ten percent from the $1.02 billion of a year ago.

Price increases implemented during first quarter

     Erikson said that in January, Cooper Cameron implemented price increases ranging from eight to fifteen percent across essentially all product lines as part of the Company’s continuing efforts to offset increases in the cost of certain raw materials used in manufacturing processes. “Between the price adjustments we made in early 2004 and these recent increases, we have been able to mitigate, for the most part, the impact that higher steel costs might otherwise have had on our profit margins,” Erikson said. “While these costs appear to have stabilized, we continue to closely monitor manufacturing costs and will revise product pricing as needed.”

Balance sheet reflects acquisitions, share buybacks

     Cooper Cameron’s total debt, net of cash and short-term investments, at March 31, 2005 was $157.9 million, down from $238.7 million at December 31, 2004, and the Company’s net debt-to-capitalization ratio decreased to approximately 11.0 percent. Erikson noted that the Company repurchased 115,000 shares of its common stock during the quarter at an average price of approximately $54.88 per share, and continues to evaluate both acquisition opportunities and share repurchases as uses for cash.

Full-year earnings guidance raised

     Erikson said that second quarter earnings are expected to be in the range of $0.55 to $0.60 per share, reflecting continued strong market activity, and that the Company now expects earnings per share for 2005 to be in the $2.45 to $2.60 range, up from the earlier guidance of $2.20 to $2.35.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

     In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues, earnings and cash flow of the Company (including second quarter and full year 2005 earnings per share estimates), made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Condensed Results Of Operations
($ and shares in millions except per share data)

	Three Months
	Ended
	March 31,
	2005	2004
Revenues:
Cameron	$341.4	$310.5
Cooper Cameron Valves	123.5	77.2
Cooper Compression	83.0	74.8

Total revenues	547.9	462.5

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	407.2	345.7
Selling and administrative expenses	78.3	70.9
Depreciation and amortization	19.8	20.5
Interest income	(1.9)	(1.3)
Interest expense	2.4	2.4

Total costs and expenses	505.8	438.2

Income before income taxes	42.1	24.3
Income tax provision	(13.5)	(7.0)

Net income	$28.6	$17.3

Earnings per common share:
Basic	$0.53	$0.32

Diluted	$0.53	$0.31

Shares used in computing earnings per common share:
Basic	53.8	53.8

Diluted	54.4	59.0

EBITDA:
Cameron	$41.7	$31.5
Cooper Cameron Valves	20.0	11.4
Cooper Compression	8.0	8.2
Corporate and other	(7.3)	(5.2)

Total	$62.4	$45.9

Cooper Cameron Corporation
Consolidated Condensed Balance Sheets
($ millions)

	(Unaudited)
	March 31,	Dec. 31,
	2005	2004
Assets:
Cash and cash equivalents	$292.2	$227.0
Receivables, net	412.2	424.8
Inventories, net	452.7	454.7
Other	88.1	98.8

Total current assets	1,245.2	1,205.3
Plant and equipment, net	466.4	478.6
Goodwill, net	418.2	415.1
Other assets	247.0	257.4

Total Assets	$2,376.8	$2,356.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6.9	$7.3
Accounts payable and accrued liabilities	494.9	516.9
Accrued income taxes	5.2	4.0

Total current liabilities	507.0	528.2
Long-term debt	443.2	458.4
Postretirement benefits other than pensions	41.9	42.6
Deferred income taxes	38.6	40.4
Other long-term liabilities	55.7	58.6

Total liabilities	1,086.4	1,128.2

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued at March 31, 2005 and December 31, 2004	0.5	0.5
Capital in excess of par value	946.9	948.7
Retained earnings	300.6	272.0
Accumulated other elements of comprehensive income	75.4	95.0
Less: Treasury stock, 655,726 shares at March 31, 2005 (1,795,843 shares at December 31, 2004)	(33.0)	(88.0)

Total stockholders’ equity	1,290.4	1,228.2

Total Liabilities and Stockholders’ Equity	$2,376.8	$2,356.4

Cooper Cameron Corporation
Consolidated Condensed Balance Sheets
($ millions)

	Three Months Ended
	March 31,
	2005	2004
Cash flows from operating activities:
Net income	$28.6	$17.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.5	17.2
Amortization (primarily capitalized software)	2.3	3.3
Non-cash restricted stock compensation	0.7	—
Deferred income taxes and other	4.1	(3.5)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	7.6	2.8
Inventories	(1.8)	(15.1)
Accounts payable and accrued liabilities	(17.7)	(22.1)
Other assets and liabilities, net	12.0	5.1

Net cash provided by operating activities.	53.3	5.0

Cash flows from investing activities:
Capital expenditures	(11.8)	(9.9)
Acquisitions, net of cash acquired	(1.8)	(85.4)
Sales of short-term investments	—	31.5
Purchases of short-term investments	—	(14.5)
Other	—	1.5

Net cash used for investing activities	(13.6)	(76.8)

Cash flows from financing activities:
Loan repayments, net	(1.1)	(0.1)
Issuance of long-term senior and convertible debt	—	199.9
Redemption of convertible debt	(14.8)	—
Debt issuance costs	—	(0.9)
Purchase of treasury stock	(6.3)	(10.9)
Activity under stock option plans and other	51.7	3.9

Net cash provided by financing activities.	29.5	191.9

Effect of translation on cash	(4.0)	(1.1)

Increase in cash and cash equivalents	65.2	119.0

Cash and cash equivalents, beginning of period	227.0	292.1

Cash and cash equivalents, end of period	$292.2	$411.1

Cooper Cameron Corporation
Orders and Backlog
($ millions)

Orders

	Three Months
	Ended
	March 31,
	2005	2004
Cameron	$402.2	$232.6
Cooper Cameron Valves	150.7	89.5
Cooper Compression	126.7	98.2

Total	$679.6	$420.3

Backlog

	March 31,	Dec. 31,	March 31,
	2005	2004	2004
Cameron	$817.2	$752.9	$811.9
Cooper Cameron Valves	147.6	122.9	82.9
Cooper Compression	166.6	124.2	124.2

Total	$1,131.4	$1,000.0	$1,019.0

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2005
		Cooper
		Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total
Income (loss) before income taxes.	$30.9	$17.1	$2.5	$(8.4)	$42.1
Depreciation and amortization.	10.8	2.9	5.5	0.6	19.8
Interest income	—	—	—	(1.9)	(1.9)
Interest expense	—	—	—	2.4	2.4

EBITDA	$41.7	$20.0	$8.0	$(7.3)	$62.4

	Three Months Ended March 31, 2004
		Cooper
		Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total
Income (loss) before income taxes.	$18.9	$8.7	$3.6	$(6.9)	$24.3
Depreciation and amortization.	12.6	2.7	4.6	0.6	20.5
Interest income	—	—	—	(1.3)	(1.3)
Interest expense	—	—	—	2.4	2.4

EBITDA	$31.5	$11.4	$8.2	$(5.2)	$45.9

	Three Months Ended		Twelve Months Ended
	March 31,		December 31,
	2005	2004	2004	2003
Net cash provided by operating activities.	$53.3	$5.0	$195.2	$101.6
Capital expenditures	(11.8)	(9.9)	(53.5)	(64.7)

Free cash flow	$41.5	$(4.9)	$141.7	$36.9